Exhibit 99.1

LIN TV CORP. REPORTS THIRD QUARTER 2003 RESULTS

PROVIDENCE, RHODE ISLAND, October 30, 2003 – LIN TV Corp. (NYSE: TVL), the parent of LIN Television Corporation, today reported financial results for the three-month and nine-month periods ended September 30, 2003.

Net income for the third quarter was $6.1 million, or $0.12 per share, compared to net income of $5.9 million, or $0.12 per share, during the third quarter of 2002. Third quarter net revenues were $85.8 million, a decrease of 6.6% from net revenues of $91.8 million in the third quarter of 2002. More than 85% of the decline in net revenue is attributable to $5.3 million of non-returning political revenue from the third quarter of 2002. Operating expenses increased 2.4% during the third quarter, resulting in operating income of $20.7 million compared to $28.2 million for the third quarter of 2002. The same stations are included for both periods.

Other expenses decreased to $8.9 million in the third quarter of 2003 from $20.7 million in the third quarter of 2002, primarily due to the elimination of $12.2 million of interest expense as a result of the Company’s debt re-financings completed earlier in 2003. The Company received $1.6 million in cash distributions in the third quarter of 2003 from its joint venture with NBC versus $408,000 in the third quarter of 2002.

For the first nine months of 2003, net revenues increased 3.5% to $252.1 million from $243.5 million for the first nine months of 2002. Operating costs and expenses increased 14.2% during the first nine months of 2003, resulting in operating income of $57.3 million, a decrease from $72.9 million in the comparable period in 2002. The reported results reflect the acquisition of Sunrise Television Corp. in May 2002, the sale of the North Dakota stations in August 2002 and the sale of two Texas stations in June 2003. The North Dakota and Texas stations are reported as discontinued operations for all periods.

Capital expenditures were $4.8 million for the third quarter with a total of $15.0 million spent in the first nine months of 2003, compared to $26.1 million spent in the first nine months of 2002.

CEO Comment

Gary Chapman, LIN TV’s Chairman, President and Chief Executive Officer, said: “LIN TV’s stations continue to perform well in a slowly recovering advertising climate and against difficult comparisons due to the significant political revenues in the third quarter of 2002. Net political revenue was $1.1 million for the third quarter of 2003 compared to $6.4 million for the third quarter of 2002. Excluding this political revenue from both periods, net revenue for the quarter declined less than 1%. Trends improved during the quarter. Fourth quarter advertising time sales to date are currently pacing slightly ahead when compared to non-political revenue from the fourth quarter of 2002 when we recorded $13.0 million in net political revenue. On the cost side, LIN continues to implement new cost saving technology and our reduced expense growth rate is evidence of our progress in that area.”

Balance Sheet

Total debt outstanding at September 30, 2003 was $710.7 million and cash and cash equivalent balances at quarter-end were $13.7 million. Net consolidated leverage as defined in the Company’s senior secured credit facility (total debt minus cash and cash equivalents divided by trailing four quarters of pro forma adjusted EBITDA of $139.7 million) at the end of the quarter was 5.0X.

LIN TV had 50.0 million common shares outstanding, and a fully diluted share count of 50.6 million common shares, at September 30, 2003.

Guidance

Based on current pacings for the fourth quarter of 2003, LIN TV believes that net revenue will decline between 9% and 14% due primarily to the small amount of political revenue estimated for the fourth quarter of 2003 compared to $13.0 million of net political revenue in the fourth quarter of 2002. With a continuing focus on expense control, LIN TV currently estimates that fourth-quarter station operating expenses will be flat resulting in operating income in the range of $23 million to $28 million. As a result, the Company expects that it will achieve operating income for the full year 2003 in the range of $81 million to $86 million.

Potential Station Sale

The Company is actively engaged in discussions with potential purchasers of its Flint, Michigan television station. Definitive terms have not yet been reached and there is no guarantee that a sale will be consummated.

About LIN TV

LIN TV operates 24 television stations in 14 markets, two of which are LMAs. LIN’s stations are:

Market	Station	DMA	Channel	Network

Indianapolis	WISH-TV	25	8	CBS
	WIIH-CA		17	Univision

New Haven	WTNH-TV	27	8	ABC
	WCTX-TV		59	UPN

Grand Rapids	WOOD-TV	38	8	NBC
	WOTV-TV		41	ABC
	WXSP-CA		LPs	UPN

Norfolk	WAVY-TV	41	10	NBC
	WVBT-TV		43	Fox

Buffalo	WIVB-TV	44	4	CBS
	WNLO-TV		23	UPN

Providence	WPRI-TV	48	12	CBS
	WNAC-TV		64	Fox (LMA)

Austin	KXAN-TV	54	36	NBC
	KNVA-TV		54	WB (LMA)
	KBVO-CA		LP’s	Telefutura

Dayton	WDTN-TV	59	2	ABC

Market	Station	DMA	Channel	Network

Flint	WEYI-TV	64	25	NBC

Toledo	WUPW-TV	69	36	Fox

Fort Wayne	WANE-TV	105	15	CBS

Springfield	WWLP-TV	106	22	NBC

Lafayette	WLFI-TV	189	18	CBS

San Juan	WAPA-TV	NA	4	Independent
	WJPX-TV		24	Independent

LIN TV also owns approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and is a 50% non-voting investor in Banks Broadcasting, Inc., which owns KWCV-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho. Finally, LIN is a one-third owner of WAND-TV, the ABC affiliate in Decatur, Illinois, which it manages pursuant to a management services agreement.

Financial information and overviews of LIN TV’s stations are available on the Company’s website at www.lintv.com.

Conference Call

LIN TV will hold a conference call to discuss its 2003 third-quarter results TODAY, Thursday, October 30, 2003, at 10:00 am ET. To participate in the call, please call (888)-695-0612 (U.S. callers) or (719)-457-2663 (international callers) approximately 10 minutes prior to the scheduled start of the call and reference 371073. The call can also be accessed via the investor relations section of the company’s website at www.lintv.com (listen-only).

If you are unable to participate in the live call, a taped replay will be available from 1:00 pm ET today until Thursday, November 6, 2003 at midnight ET. The replay can be accessed by dialing (888)-203-1112 (U.S. callers) or (719) 457-0820 (international callers), and using passcode 371073. The replay can also be accessed at the company’s website from 1:00 pm today until midnight on November 6, 2003.

Safe Harbor Statement

This press release may include statements that may constitute “forward-looking statements,” including estimates of future business prospects or financial results, statements made under the heading “Guidance” above and statements containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties, including, among other factors, general economic conditions, demand for advertising, geopolitical events, competition for audience and programming, government regulations and new technologies, that could cause actual results of LIN TV to differ materially from the forward-looking statements. Factors that could contribute to such differences include the risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

Contacts:	Investors:	Media:
	Deborah R. Jacobson	Mark Semer
	LIN TV Corp.	Kekst and Company
	(401) 457-9403	(212) 521-4802

LIN TV CORP.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share information)

	Three months ended September 30,		Nine Months ended September 30,

	2003	2002	2003	2002

Net revenues	$85,769	$91,812	$252,101	$243,503
Operating costs and expenses:
Direct operating	25,591	26,085	75,581	69,389
Selling, general and administrative	22,447	20,527	67,047	56,981
Amortization of program rights	5,784	5,576	16,489	15,710
Corporate	3,695	2,978	11,797	7,396
Restructuring charge	—	931	102	931
Depreciation and amortization of intangible assets	7,564	7,479	23,805	20,205

Operating income	20,688	28,236	57,280	72,891

Other (income) expense:
Interest expense	12,428	24,619	48,182	72,691
Investment income	(174)	(874)	(924)	(2,396)
Share of income in equity investments	(736)	(155)	(2,140)	(4,209)
Loss (gain) on disposition of property and equipment	6	(47)	954	(168)
Gain on derivative instruments	(2,490)	(2,854)	(7,250)	(5,036)
Gain on redemption of investment in Southwest Sports Group	—	—	—	(3,819)
Fee on termination of Hicks Muse agreements	—	—	—	16,000
Loss on impairment of investment	—	—	250	2,750
Loss on extinguishment of debt	—	—	53,105	2,457
Other, net	(86)	35	(451)	31

Total other expense, net	8,948	20,724	91,726	78,301
Income (loss) from continuing operations before provision for income taxes and cumulative effect of change in accounting principle	11,740	7,512	(34,446)	(5,410)
Provision for income taxes	5,669	2,319	10,943	24,767

Income (loss) from continuing operations before cumulative effective of change in accounting principle	6,071	5,193	(45,389)	(30,177)
Discontinued operations:
Loss from discontinued operations, net of tax benefit of $141 and $18 for the three and nine months ended September 30, 2002	—	261	—	34
(Gain) loss on sale of discontinued operations, net of tax benefit of $0 for the nine months ended September 30, 2003 and net of tax provision of $425 for the three and nine months ended September 30, 2002	—	(982)	652	(982)
Cumulative effect of change in accounting principle, net of tax benefit of $16,525	—	—	—	30,689

Net income (loss)	$6,071	$5,914	$(46,041)	$(59,918)

Basic and diluted income (loss) per common share:
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.12	$0.10	$(0.91)	$(0.77)
Loss from discontinued operations, net of tax	—	(0.01)	—	—
Gain (loss) on sale of discontinued operations, net of tax	—	0.02	(0.01)	0.03
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.78)
Net income (loss)	0.12	0.12	(0.92)	(1.53)
Weighted — average number of common shares outstanding used in calculating basic income (loss) per common share	50,021	49,847	49,955	39,099
Weighted — average number of common shares outstanding used in calculating diluted income (loss) per common share	50,557	50,463	49,955	39,099

LIN TV CORP.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share information)

Supplemental Financial Data:
Debt outstanding	$710,655	$902,004	$710,655	$902,004
Cash and cash equivalents	13,678	121,982	13,678	121,982
Capital expenditures	4,819	7,714	15,006	26,106
Capital distributions from equity investments	1,630	408	4,890	1,019
Cash taxes	931	—	5,048	353
Program rights payments (excludes TX station payments)	(6,451)	(6,172)	(17,693)	(17,619)
Station non-cash items	277	—	927	—
Interest Expense Components:
Senior Credit Facility	$2,141	$274	$5,360	$3,744
$300,000 8 3/8% Senior Subordinated Notes	—	6,282	11,445	18,843
$325,000 10% Senior Discount Notes	—	—	330	—
$100,000 10% Senior Discount Notes	—	—	190	—
$210,000 8% Senior Notes	4,200	4,200	12,600	12,600
$200,000 6 1/2 Senior Subordinated Notes	3,250	—	5,056	—
$125,000 2.50 Exchangeable Senior Subordinated Debentures	781	—	1,215	—
Other	—	1,931	—	2,065

Cash interest expense	10,372	12,687	36,196	37,252
Amortization of discount and deferred financing fees	2,056	11,932	11,986	35,439

Total interest expense	$12,428	$24,619	$48,182	$72,691

LIN TV CORP.
Unaudited Adjusted Condensed Consolidated Statements of Operations
(In thousands)

	Three months ended September 30,		Nine Months ended September 30,

	2003	2002	2003	2002

Net revenues	$85,769	$91,812	$252,101	$260,529
Operating costs and expenses:
Direct operating	25,591	26,085	75,581	74,492
Selling, general and administrative	22,447	20,527	67,047	61,972
Amortization of program rights	5,784	5,576	16,489	17,852
Corporate	3,695	2,978	11,797	7,029
Restructuring charge	—	931	102	931
Depreciation and amortization of intangible assets	7,564	7,479	23,805	22,340

Operating income	20,688	28,236	57,280	75,913

Supplemental Financial Data:
Capital distributions from equity investments	1,630	408	4,890	1,019
Program rights payments	(6,451)	(6,172)	(17,693)	(19,766)
Station non-cash items	277	—	927	—
Calculation of operating income:
Operating income (actual)	$20,688	$28,236	$57,280	$72,891
Adjustments to net revenues and operating expenses:
Sunrise Merger (excluding North Dakota and Texas stations)	—	—	—	2,655
HMTF Fees	—	—	—	367

Operating income (adjusted)	20,688	28,236	57,280	75,913

Note:	LIN TV reports adjusted results to reflect the acquisitions of the Sunrise television stations on May 2, 2002 and the disposition of KRBC-TV and KACB-TV on June 13, 2003 as if it had occurred on January 1, 2002.

#   #   #